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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*

                          The Sportsman's Guide, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   761624105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 761624105                 13G                     PAGE 2 OF 7 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        The Amended Vincent W. Shiel Revocable Trust dated January 18, 1989
            (of which Dr. Shiel is the trustee)
        Helen M. Shiel/The Helen M. Shiel Revocable Trust dated January 23,
            1989 (of which Mrs. Shiel is the trustee)
        Vincent W. Shiel Family Limited Partnership
        Helen M. Shiel Family Limited Partnership
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States of America
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

                0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

                IN/PN
--------------------------------------------------------------------------------


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CUSIP NO. 761624105                 13G                     PAGE 3 OF 7 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Vincent W. Shiel/VWS Limited Partnership No. Two, LLLP (the general partner of which is a limited liability company of which Vincent W. Shiel is the Managing Member and President)
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States of America
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        522,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        522,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

               522,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

                11.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

                IN/PN
--------------------------------------------------------------------------------

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Item 1.     (a)   Name of Issuer:

                                    The Sportsman's Guide, Inc.
                  -------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
..
                                    411 Farwell Avenue
                                    South St. Paul, MN  55075
                  -------------------------------------------------------------
Item 2.     (a) Name of Person Filing:

                                    (i) The Amended Vincent W. Shiel Revocable
                                    Trust dated January 18, 1989 (of which Dr.
                                    Shiel is the trustee)

                                    Helen M. Shiel/The Helen M. Shiel Revocable
                                    Trust dated January 23, 1989 (of which Mrs.
                                    Shiel is the Trustee)

                                    Vincent W. Shiel Family Limited Partnership

                                    Helen M. Shiel Family Limited Partnership

                                    (ii) Vincent W. Shiel/VWS Limited
                                    Partnership No. Two, LLLP
                 -------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                                    13888 Crawlingstone Rd.
                                    Lac Du Flambeau, Wisconsin 54538
                  -------------------------------------------------------------
            (c)   Citizenship:

                                    United States of America
                  -------------------------------------------------------------
            (d)   Title of Class of Securities:

                                    Common Stock
                  -------------------------------------------------------------
            (e)   CUSIP Number:

                                    848907201
                  -------------------------------------------------------------

Item 3.     Inapplicable



Item 4.     Ownership.

This filing is being made to reflect changes in the form of ownership of 522,000 shares of common stock made for estate and tax planning purposes.

         (i) Reporting Person(s)- The Amended Vincent W. Shiel Revocable Trust
                                  dated January 18, 1989
                                  Helen M. Shiel/The Helen M. Shiel Revocable
                                  Trust dated January 23, 1989
                                  Vincent W. Shiel Family Limited Partnership
                                  Helen M. Shiel Family Limited Partnership

         (a) Amount Beneficially Owned

                  0

         (b) Percent of Class

                  0%

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         (c) Number of Shares as to which the Person has:

                  (i) Sole power to vote or direct the vote
                           0
                  (ii) Shared power to vote or direct the vote
                           0
                  (iii) Sole power to dispose or to direct the disposition of
                           0
                  (iv) Shared power to dispose or to direct the disposition of
                           0



         (ii) Reporting Person- Vincent W. Shiel/VWS Limited Partnership No.
                                Two, LLLP

         (a) Amount Beneficially Owned

                  522,000

         (b) Percent of Class

                  11.0%

         (c) Number of Shares as to which the Person has:

                  (i) Sole power to vote or direct the vote
                           522,000
                  (ii) Shared power to vote or direct the vote
                           0
                  (iii) Sole power to dispose or to direct the disposition of
                           522,000
                  (iv) Shared power to dispose or to direct the disposition of
                           0


Item 5.     Ownership of Five Percent or Less of a Class.

                  (i) Reporting Person  The Amended Vincent W. Shiel Revocable
                                        Trust dated January 18, 1989
                                        The Helen M. Shiel Revocable Trust dated
                                        January 23, 1989
                                        Vincent W. Shiel Family Limited
                                        Partnership
                                        Helen M. Shiel Family Limited
                                        Partnership

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
                           [X]

                 (ii) Reporting Person Vincent W. Shiel/VWS Limited Partnership
                      No. Two, LLLP

                      Inapplicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Inapplicable

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Item 7.     Identification and Classification of the Subsidiary Which Acquired
            the Security Being Reported on By the Parent Holding Company or Control Person.

            Inapplicable

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable

Item 9.     Notice of Dissolution of Group.

            Inapplicable

Item 10.    Certification.

            Inapplicable
                                    SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       March 8, 2002

Signature:  /s/ VINCENT W. SHIEL
            -----------------------------------------------------------------

Name/Title  Vincent W. Shiel
            -----------------------------------------------------------------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       March 8, 2002

Signature:  /s/ HELEN M. SHIEL
            -----------------------------------------------------------------

Name/Title  Helen M. Shiel

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       March 8, 2002

Signature:  /s/ RALPH E. HEYMAN

Name/Title  Vincent W. Shiel Family Limited Partnership
            By:  Shiel Enterprises, Inc., General Partner
            By:  Ralph E. Heyman, Vice President
            -----------------------------------------------------------------

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            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       March 8, 2002

Signature:  /s/ RALPH E. HEYMAN
            -----------------------------------------------------------------

Name/Title  Helen M. Shiel Family Limited Partnership
            By:  Shiel Enterprises, Inc., General Partner
            By: Ralph E. Heyman, Vice President

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       March 8, 2002

Signature:  /s/ VINCENT W. SHIEL
            -----------------------------------------------------------------

Name/Title  VWS Limited Partnership No. Two, LLLP
            By:  VWS Management Enterprises, LLC, General Partner
            By:  Vincent W. Shiel, President and Managing Member


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).







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